Exhibit 4.8

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the securities of J & J Snack Foods Corp. (“us,” “our,” “we” or the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by, our Amended and Restated Certificate of Incorporation (the “Certificate”) and our Bylaws as well as applicable provisions of New Jersey.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, with no par value (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), all of which shares of Preferred Stock are undesignated. The Company’s board of directors (the “Board”) may establish the rights and preferences of the Preferred Stock from time to time. Our Common Stock is listed on the NASDAQ Global Select Market and trades under the symbol “JJSF.” The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock we may issue in the future.

Description of Common Stock

Holders of our Common Stock are entitled to the rights set forth below.

Fully Paid and Nonassessable

The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters to be voted upon by shareholders.

Dividends

Subject to any preferential rights of any outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will share ratably in all assets available for distribution to shareholders, subject to the rights of any holders of Preferred Stock.

No Preemptive or Similar Rights

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Under the terms of our Certificate, the Board is authorized, subject to limitations prescribed by the laws of New Jersey and by our Certificate, to issue up to 10,000,000 shares of Preferred Stock in one or more series without further action by the holders of our Common Stock. The Board has the discretion, subject to limitations prescribed by the laws of New Jersey and by our Certificate, to determine the number of shares constituting any class or series and the designation of such class or series, and to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each class or series of Preferred Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of New Jersey Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of the New Jersey Business Corporation Act and our Certificate and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to negotiate with and obtain approval of the Board.

New Jersey Anti-Takeover Statute. We are subject to Section 14A:10A of the New Jersey Shareholders’ Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute. An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include, among other things:

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the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;

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the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or

●	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

Classified Board. Our Certificate and Bylaws provide that our Board is divided into five classes, with the term of office of one class expiring each year. Each class of directors serves a staggered five-year term. This classification increases the difficulty of replacing a majority of the directors and may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors. Our Bylaws provide that our shareholders may remove our directors only for cause, by an affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all shares in the election of directors.

Size of Board and Vacancies. Our Certificate and Bylaws provide that the Board will consist of not less than three nor more than 15 directors, the exact number of which will be fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority vote of all votes entitled to be cast by the entire Board. Any director appointed to fill .a vacancy on the Board will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they had been elected expires.

Ownership Limitations and Voting by Certain Persons. Under our Certificate, no shareholder may vote more than 10% of the Company’s voting securities (the “Voting Threshold”), including the Company’s common stock, without approval from our Board, excluding those shareholders who held shares of common stock in excess of the Voting Threshold as of the date of the Certificate’s adoption in 1990. The Certificate also grants the Company the right to repurchase shares in excess of the Voting Threshold upon a duly adopted resolution of the Board.

Special Director Voting Rights. Our Certificate provides that Gerald Shreiber, our founder and Chairman of the Board, is entitled to special voting rights on all matters upon which the Board is entitled to vote, provided that Mr. Shreiber is a director and holds, either alone or together with members of his immediate family, at least 10% of the issued and outstanding securities entitled to vote. The total number of votes pursuant to this provision is equal to two less than the total number of directors on the Board.

Special Director Voting Rights for “Experienced Directors.” In the event of a “hostile change of Board control,” which would occur when one half or more of the total number of directors serving on the Board have not been nominated by the Board or a duly nominated committee of the Board (with such directors deemed to be “Outside Directors”), our Certificate provides that “Experienced Directors,” defined as those directors with more than five years of experience serving as directors of the Company, shall have expanded voting rights. Subject to certain exceptions, the total number of votes which all Experienced Directors then in office may cast shall be equal to the lowest whole number which is (i) greater than the number of Outside Directors and (ii) evenly divisible by the number of Experienced Directors.

Amendments to Bylaws. Our Certificate and Bylaws provide that our Bylaws may only be amended by the Board or, for any amendment to the Bylaws proposed by shareholders and which has not previously received approval of the Board, by the affirmative vote of holders of at least 80% of the votes which all shareholders are entitled to cast thereon.

Requirements for Advance Notice of Shareholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, our Bylaws require that candidates for election as director disclose their qualifications and make certain representations.

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the New Jersey General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of New Jersey in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the provisions this provision.

Transfer Agent

American Stock Transfer Trust Co. serves as our transfer agent.